U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                        FORM 8-K


                                      CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): February 20, 2002


                                       WSN GROUP, INC.
                 (Exact name of registrant as specified in its charter)


                                          Nevada
               (State or jurisdiction of incorporation or organization)


                                          0-20277
                                (Commission File Number)


                                         11-2872782
                       (I.R.S. Employer Identification Number)


       1530 Brookhollow Road, Suite C, Santa Ana, California        92705
             (Address of principal executive offices)             (Zip Code)


                   Registrant's telephone number:  (714) 427-0760


          (Former name or former address, if changed since last report)


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     (a) In a Form 8-K filed on November 19, 2001, the Registrant reported that on November 13, 2001 it entered into an agreement with Connect2Save, Inc., a Delaware Corporation, whereby the Registrant agreed to buy from this company all of the shares of Connect4Savings, Inc., a Delaware Corporation ("C4S"). C4S is principally engaged in the business of long distance telephone service and related technologies. Under the terms of this agreement, the Registrant agreed to pay to Connect2Save, Inc. 6,500,000 shares of restricted common stock of the Registrant in exchange for 100% of the issued and outstanding shares of C4S, subject to an escrow.

     On February 20, 2002, the parties agreed, by mutual consent, not to proceed with this transaction. This decision by the Registrant was based on the best interests of the Registrant and its shareholders.

     (b) In a Form 8-K filed on June 29, 2001, the Registrant reported that entered into an Asset Purchase Agreement ("Agreement") with Tuoc Bui ("Bui"), as well as a related Escrow Agreement, Employment Agreement and a Promissory Note. Bui is doing business as Software Design and Repair ("SDR"). SDR is in the business of providing network and internet solutions for both hardware and software, as well as providing consulting, integration, documentation and management framework to the end user. The Registrant agreed to pay, under the terms of this agreement, 4,500,000 restricted common shares. The Registrant also agreed to a Promissory Note to pay Bui nineteen thousand dollars ($19,000) over a period of three (3) years for specific equipment that will be transferred from Bui to the Registrant. Additionally, the Registrant agreed to a five (5) year Employment Agreement with Bui at a rate of ninety thousand dollars ($90,000) per year, as well as incentive bonuses and a stock plan.

     On March 15, 2002, the Registrant determined that Bui may have breached the Agreement and is currently investigating the matter. The Registrant has decided not to proceed with this transaction. This decision by the Registrant was based on the best interests of the Registrant and its shareholders.

                                     SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 WSN Group, Inc.



Dated: March 19, 2002                            By: /s/ John J. Anton
                                                 John J. Anton, President